                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                           (Amendment No.           )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            ATRIX LABORATORIES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

                                  [ATRIX LOGO]

                            ATRIX LABORATORIES, INC.

Dear Shareholder:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Atrix Laboratories, Inc. (the "Company") to be held on April 27, 1997 at 6:00 p.m. local time, at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado.

     At the meeting you are being asked (i) to elect directors, (ii) to approve the Company's 1997 Employee Stock Purchase Plan, (iii) to approve an amendment to the Company's Amended and Restated Performance Stock Option Plan, and (iv) to ratify the Board of Directors' selection of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997.

     You are urged to vote your Proxy even if you currently plan to attend the Annual Meeting. Please remember to sign and date the Proxy card; otherwise, it is invalid. Returning your Proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

     This has been an eventful year for our Company. At the meeting, we will review the Company's activities over the past year and its plans for the future. An opportunity will be provided for questions by shareholders. I hope you will be able to join us.

                                           Sincerely,

                                           /s/ JOHN E. URHEIM
                                           John E. Urheim
                                           Vice Chairman and
                                           Chief Executive Officer

March 27, 1997

                            ATRIX LABORATORIES, INC.
                              2579 MIDPOINT DRIVE
                          FORT COLLINS, COLORADO 80525
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 1997
                             ---------------------

TO THE SHAREHOLDERS OF ATRIX LABORATORIES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Meeting") of Atrix Laboratories, Inc. (the "Company") will be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado 80525 on April 27, 1997 at 6:00 p.m. Fort Collins time, for the following purposes:

     1.  To elect directors.

     2.  To approve the Company's 1997 Employee Stock Purchase Plan.

     3. To approve an amendment to the Company's Amended and Restated Performance Stock Option Plan.

     4. To ratify the Board of Directors' selection of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997.

     5. To transact such other business as may properly come before the Meeting and at any and all postponements, continuations or adjournments thereof.

     Only shareholders of record at the close of business on March 21, 1997 are entitled to notice of and to vote at the Meeting or any postponements, continuations and adjournments thereof.

     You are cordially invited and urged to attend the Meeting. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date and sign the enclosed form of proxy and return it promptly in the postage paid, return-addressed envelope provided for that purpose. By returning your proxy promptly you can help the Company avoid the expense of follow-up mailings to ensure a quorum so that the Meeting can be held. Shareholders who attend the Meeting may revoke a prior proxy and vote their proxy in person as set forth in the Proxy Statement.

     THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED ITEMS. YOUR VOTE IS IMPORTANT.

                                             By Order of the Board of Directors

                                             /s/ JOHN E. URHEIM
                                             John E. Urheim,
                                             Vice Chairman and
                                             Chief Executive Officer

Fort Collins, Colorado
Dated: March 27, 1997

                            ATRIX LABORATORIES, INC.
                              2579 MIDPOINT DRIVE
                          FORT COLLINS, COLORADO 80525
                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 1997
                             ---------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Atrix Laboratories, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado, on April 27, 1997 at 6:00 p.m. Fort Collins time and at any postponements, continuations or adjournments thereof (collectively the "Meeting"). This Proxy Statement, the accompanying form of Proxy (the "Proxy") and the Notice of Annual Meeting will be first mailed or given to the Company's shareholders on or about March 27, 1997.

     All shares of the Company's $.001 par value common stock (the "Shares"), represented by properly executed Proxies received in time for the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such Proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, Shares represented by Proxies will be voted for the proposals set forth on the Proxy, and in the discretion of the persons named as proxies, on such other matters as may properly come before the Meeting. Any Proxy may be revoked at any time prior to the exercise thereof by submitting another Proxy bearing a later date or by giving written notice of revocation to the Company at the address indicated above or by voting in person at the Meeting. Any notice of revocation sent to the Company must include the shareholder's name and must be received prior to the Meeting to be effective.

                                     VOTING

     Only holders of record of Shares at the close of business on March 21, 1997 (the "Record Date") will be entitled to receive notice of and to vote at the Meeting. On the Record Date there were 11,114,324 Shares outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to the shareholders at the Meeting. The presence, in person or by proxy, of holders of a majority of Shares entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

     The election of each director nominee requires the affirmative vote of a plurality of the Shares cast in the election of directors. An affirmative vote of a majority of the votes cast at the Meeting is required to approve each other proposal being presented to the shareholders for their approval at the Meeting.

     Votes cast by proxy will be tabulated by an automated system administered by the Company's transfer agent. Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. Abstentions, broker non-votes and Shares as to which authority to vote on any proposal is withheld, are each included in the determination of the number of Shares present and voting at the Meeting for purposes of obtaining a quorum. Each will be tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for a board of directors made up of three classes. The members of each class serve three-year staggered terms with one class to be elected at each annual meeting. As provided in the Company's Bylaws, the Board has currently set the total number of directors at nine, with four directors in Class A, two directors in Class B and three directors in Class C. The current terms of the Class B and Class C directors expire at the Company's Annual Meeting of Shareholders for the years ended 1997 and 1998, respectively. The current term of the Class A directors expires at the Meeting.

     The Board has nominated Mr. John E. Urheim, Dr. D. Walter Cohen, Dr. Jere
E. Goyan and Dr. R. Bruce Merrifield for election as Class A directors to serve for a three-year term expiring at the Annual Meeting of Shareholders for the year ended 1999 and until their successors are elected and qualified.

     Each director nominee is currently a Class A director. Each of the nominees has consented to be a nominee and to serve as a director if elected, and it is intended that the Shares represented by properly executed Proxies will be voted for the election of the nominees except where authority to so vote is withheld. The Board has no reason to believe that any of the director nominees will be unable to serve as directors or become unavailable for any reason. If, at the time of the Meeting, any of the director nominees shall become unavailable for any reason, the persons entitled to vote the Proxy will vote for such substituted nominee or nominees, if any, as such persons shall determine in his or her discretion.

     Information is set forth below regarding the director nominees and the directors who will continue in office after the Meeting, including the name and age of each director and nominee, his principal occupation and business experience during the past five years and the commencement of his term as a director of the Company.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT MR. JOHN E. URHEIM, DR. D. WALTER COHEN, DR. JERE E. GOYAN AND DR. R. BRUCE MERRIFIELD AS CLASS A DIRECTORS.

                             NOMINEES FOR ELECTION

                                     PRINCIPAL OCCUPATION OR EMPLOYMENT DURING           DIRECTOR
       NAME AND AGE                  THE PAST FIVE YEARS; OTHER DIRECTORSHIPS             SINCE
       ------------                  -----------------------------------------           --------
John E. Urheim(1)             Vice Chairman and Chief Executive Officer of the             1993
  (56)                        Company since June 1993. Principal of Urheim
                              Consultants (a health care consulting firm) from April
                              1989 to June 1993.
Dr. D. Walter Cohen(1)(2)     Chancellor of the Medical College of Pennsylvania since      1992
  (70)                        July 1993 and President of the Medical College of
                              Pennsylvania from 1986 to 1993. Dr. Cohen also has had
                              a dental practice (specializing in periodontics) since
                              1950.
Dr. Jere E. Goyan(2)          President and Chief Operating Officer of Alteon, Inc.        1986
  (65)                        since May 1993, acting Chief Executive Officer from May
                              1993 to August 1993, Senior Vice President, Research
                              and Development from April 1, 1993 to May 14, 1993. Dr.
                              Goyan served as professor of Pharmacy and
                              Pharmaceutical Chemistry at, and Dean of, the School of
                              Pharmacy at the University of California, San
                              Francisco, from 1965 and 1967, respectively, to 1993,
                              and currently serves as Emeritus Dean of the School of
                              Pharmacy. Dr. Goyan also serves as a director of
                              Emisphere Technologies, Sciclone, Inc., and the
                              National Foundation of Medical Education.

                                     PRINCIPAL OCCUPATION OR EMPLOYMENT DURING           DIRECTOR
       NAME AND AGE                  THE PAST FIVE YEARS; OTHER DIRECTORSHIPS             SINCE
       ------------                  -----------------------------------------           --------
Dr. R. Bruce Merrifield(2)    Professor at Rockefeller University since 1949 and           1986
  (75)                        associate editor for the International Journal of
                              Peptide and Protein Research and a member of the
                              Editorial Board of Analytical Biochemistry. Dr.
                              Merrifield also serves as a director of Profile
                              Diagnostic Sciences, Inc.

---------------

(1) Member of the Executive Committee

(2) Member of the Audit Committee

         DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE MEETING

                                                                                         DIRECTOR
         NAME AND AGE                PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS         SINCE
         ------------                --------------------------------------------        --------
Dr. G. Lee Southard(1)**          President of the Company since 1987 and Chief            1986
  (60)                            Scientific Officer of the Company since June 1993.
                                  Chief Executive Officer from 1987 to 1993. Dr.
                                  Southard also serves as a director of Mesa
                                  Laboratories, Inc.
C. Rodney O'Connor**              Chairman and Chief Executive Officer of Cameron          1987
  (64)                            Associates, Inc. (a financial and investor
                                  communications firm) since 1976.
H. Stuart Campbell(2)**           Owner of Highland Packaging Labs, Inc. (a specialty      1995
  (67)                            packaging company for the pharmaceutical industry)
                                  since 1983. Mr. Campbell also serves as a director
                                  for Biomatrix, Inc., Isomedix, Inc., and Mesa
                                  Laboratories, Inc.
William C. O'Neil, Jr.(1)(2)*     Chairman, President and Chief Executive Officer of       1988
  (62)                            ClinTrials Research, Inc. (a contract research
                                  services company) since 1989. Mr. O'Neil also
                                  serves as a director of Sigma Aldrich Corp.,
                                  American Healthcorp, Central Parking and Advocat.
David R. Bethune(2)*              Consultant to the pharmaceutical industry since          1995
  (56)                            1996. President and Chief Executive Officer of
                                  Aesgen, Inc. (a generic pharmaceutical company)
                                  from 1995 to 1996. Group Vice President of American
                                  Cyanamid Company from 1992 to 1995 and President of
                                  the Lederle Laboratories Division of American
                                  Cyanamid Company from 1988 to 1992. Mr. Bethune
                                  also serves as a director of Elan Corp., Female
                                  Healthcare Co., and is a founding trustee of the
                                  American Cancer Society Foundation.

---------------

(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

 *  Class B Director.

**  Class C Director.

BOARD MEETINGS

     During 1996 the Board met four times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board during 1996; and (ii) the total number of meetings held by all Committees of the Board on which he served during 1996.

COMMITTEES OF THE BOARD

     Executive Committee. The Board has an Executive Committee and during 1996 its members were Mr. O'Neil, Chairman of the Executive Committee, Mr. Urheim, and Drs. Southard and Cohen. The Executive Committee has the authority to conduct the business and affairs of the Company, except where action of the entire Board is specified by statute. The Executive Committee did not meet during 1996.

     Audit Committee. The Board has an Audit Committee and during 1996 its members were Dr. Goyan, Chairman of the Audit Committee, and Drs. Merrifield, and Cohen. The Audit Committee's duties include the following: (i) making recommendations to the Board as to the selection of the Company's independent auditors; (ii) reviewing the results of the annual audit of the Company with the independent auditors and appropriate management representatives; (iii) reviewing with the independent auditors such major accounting policies of the Company as are deemed appropriate for review by the Audit Committee; and (iv) reporting to the Board at each meeting of the full Board following a meeting of the Audit Committee concerning the Audit Committee's activities. The Audit Committee met once during 1996.

     Compensation Committee. The Board has a Compensation Committee and during 1996 its members were Mr. Bethune, Chairman of the Compensation Committee, and Messrs. Campbell and O'Neil. The Compensation Committee performs the following duties: (i) considering and making recommendations to the Board with respect to the overall compensation policies of the Company; (ii) approving the compensation payable to all officers of the Company; (iii) reviewing proposed compensation of executives as provided in the Company's executive compensation plan; (iv) advising management on all other executive compensation matters as requested; (v) construe and interpret the Stock Option Plan (as defined herein) and, subject to the express provisions of the Stock Option Plan, determine the persons to whom options are granted, the number of Shares subject to options, when options shall be granted, the exercise price of Shares subject to options, the time during which options shall be exercisable and the duration of the exercise period and other terms and provisions thereof; and (vi) reporting to the Board as and when appropriate with respect to all of the foregoing. The Compensation Committee met two times during 1996.

     The Board does not presently have a separate nominating committee, the function of which is performed by the Board as a whole.

EXECUTIVE OFFICERS

     Information is set forth below regarding the executive officers of the Company, including their age, principal occupation during the last five years and the date each first became an executive officer of the Company.

                                                                                       EXECUTIVE OFFICER
               NAME                 AGE            PRESENT EXECUTIVE OFFICE           OF THE COMPANY SINCE
               ----                 ---            ------------------------           --------------------
John E. Urheim                      56    Vice Chairman and Chief Executive Officer           1993
                                          since June 1993. Principal of Urheim
                                          Consultants from April 1989 to June 1993.
Dr. G. Lee Southard                 60    President since 1987 and Chief Scientific           1987
                                          Officer since June 1993. Chief Executive
                                          Officer from 1987 to 1993.
Dr. Richard L. Dunn                 56    Vice President, Drug Delivery Research              1987
                                          since 1992 and Vice President, Research
                                          and Development from 1987 to 1992.
Dr. Charles P. Cox                  44    Vice President, New Business Development            1992
                                          since January 1996 and Vice President,
                                          Product Development from September 1992 to
                                          January 1996. Project Director of Research
                                          and Development, Project Planning and
                                          Management for G.D. Searle & Company from
                                          1987 to September 1992.
Brian G. Richmond                   45    Corporate Controller and Assistant                  1997
                                          Secretary since January 1997 and
                                          accounting manager from 1991 to 1996. Mr.
                                          Richmond is a Certified Public Accountant
                                          and a Certified Managerial Accountant.
Dr. J. Steven Garrett               52    Vice President, Dental Clinical Research            1995
                                          since April 1995. Professor of
                                          Periodontics at Loma Linda University from
                                          1986 to 1995 and in private practice
                                          specializing in periodontics since 1978.
Michael R. Duncan                   34    Vice President, Manufacturing since                 1995
                                          October 1995. Director of Production
                                          Operations and Packaging Manager for
                                          Geneva Pharmaceuticals, Inc. from 1992 to
                                          1995.
Rees M. Orland                      52    Vice President, Marketing and Sales since           1996
                                          January 1996. Owner of RMO Consulting
                                          Group, (a healthcare marketing consulting
                                          business) from 1992 to 1996. Corporate
                                          Senior Vice President for Collagen
                                          Corporation from 1991 to 1992.
Elaine M. Gazdeck                   46    Vice President, Regulatory Affairs/Quality          1996
                                          Assurance since June 1996, Director,
                                          Regulatory Affairs from 1994 to 1996 and
                                          Manager, Regulatory Affairs from 1992 to
                                          1994.

     Officers serve at the discretion of the Board and are elected at the first meeting of the Board after each annual meeting of shareholders. There are no family relationships among any directors and executive officers of the Company.

                                 PROPOSAL NO. 2

                     PROPOSAL TO APPROVE THE COMPANY'S 1997
                          EMPLOYEE STOCK PURCHASE PLAN

     In March 1997, the Board adopted, subject to shareholder approval, the Company's 1997 Employee Stock Purchase Plan (the "Plan"). If approved by the shareholders, the Plan will provide eligible employees with an opportunity to purchase Shares through payroll deductions. The Plan is intended to assist eligible employees in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") to help eligible employees provide for their future security and to encourage them to remain in the employment of the Company and its participating subsidiaries.

     The substance and effect of certain provisions of the Plan are described below and the complete text of the proposed Plan is set forth in Appendix "A" to this Proxy Statement. The following discussion is qualified in its entirety by reference to the text of the proposed Plan.

SHARES RESERVED FOR THE PLAN

     The aggregate number of Shares which may be purchased under the Plan shall not exceed 300,000, subject to adjustment in the event of stock dividends, stock splits, combination of Shares, recapitalizations, or other changes in the outstanding common stock of the Company. Shares issued under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

ELIGIBLE PARTICIPANTS

     Employees of the Company (or a subsidiary designated by the Company) are eligible to participate in the Plan if they meet certain conditions. To be eligible the employee must have completed six months of employment and the employee's customary employment must be 20 hours per week or greater.

     Approximately 85 employees would have been eligible to participate as of December 31, 1996.

MATERIAL FEATURES OF THE PLAN

     Beginning July 1, 1997, the Company may make grants of options on January 1, April 1, July 1 and/or October 1 of each year the Plan is in effect or on such other date as the Committee (as defined herein) shall designate. Each option period shall last for three months ending on the March 31, June 30, September 30 or December 31 immediately following the grant of options or on such dates as the Committee determines.

     Each eligible employee on a date of exercise shall be entitled to purchase Shares at a purchase price equal to 85% of the average of the reported highest and lowest sale prices of Shares on the Nasdaq National Market, or such other exchange as the Shares are is listed, on the applicable date of exercise. Dates of exercise shall take place on the last day of each month the Shares are traded on the Nasdaq National Market, or such other exchange as the Shares are listed, during the applicable option period.

     Payment for Shares purchased under the Plan will be made by authorized payroll deductions from an eligible employee's Eligible Compensation (as defined herein) or, when authorized by the Committee, an eligible employee may pay an equivalent amount for such Shares. "Eligible Compensation" means an eligible employee's total regular compensation payable from the Company or a participating subsidiary of the Company during an option period.

     Eligible employees who elect to participate in the Plan will designate a stated whole percentage equaling at least 1%, but no more than 10% of Eligible Compensation, to be deposited into a periodic deposit account. On each date of exercise, the entire periodic deposit account of each participant in the Plan shall be used to purchase whole and/or fractional Shares. The Company shall maintain a stock purchase account for each participant to reflect the Shares purchased under the Plan by each participant. No participant in the Plan is permitted to purchase Shares under the Plan at a rate that exceeds $25,000 in fair market value of Shares, determined at the time options are granted, for each calendar year.

     All funds received by the Company from the sale of Shares under the Plan may be used for any corporate purpose.

NEW PLAN BENEFITS

     It is not possible to determine how many eligible employees will participate in the Plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of Shares that will be distributed under the Plan. The Company anticipates, however, that on the average approximately 12,500 Shares will be distributed annually during the five-year term of the Plan. Because participation in the Plan is optional, it is not possible to determine the benefits or amounts that would have been received by the CEO, Named Executive Officers, or any other directors or officers of the Company under the Plan during 1996.

TAX TREATMENT

     The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the Plan will not realize income at the time the offering commences or when the Shares purchased under the Plan are transferred to him or her. If an employee disposes of such Shares after two years from the date the offering of such Shares commences and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income as compensation for the year in which such disposition occurs, an amount equal to the lesser of (a) the excess of the fair market value of such Shares at the time of disposition over the purchase price, or (b) 15% of the fair market value of such Shares at the time the offering commenced. The employee's basis in the Shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such Shares. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any tax deduction from income.

     If any employee disposes of the Shares purchased under the Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such Shares on the date of purchase over the purchase price. The employee's basis in such Shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a tax deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

     An employee who is a nonresident of the United States will generally not be subject to the U.S. federal income tax rules described above with respect to Shares purchased under the Plan.

PLAN ADMINISTRATION AND TERMINATION

     The Board, or its delegate, shall appoint a committee (the "Committee"), which shall be composed of one or more employees, to administer the Plan on behalf of the Company. The Committee may delegate any or all of the administrative functions under the Plan to such individuals, subcommittees, or entities as the Committee considers appropriate. The Committee may adopt rules and procedures not inconsistent with the provisions of the Plan for its administration. The Committee's interpretation and construction of the Plan is final and conclusive.

     The Board may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the Company's shareholders, no amendment may increase the number of Shares reserved for purchase, or reduce the purchase price per Share under the Plan, other than as described above.

     The Board shall have the right to terminate the Plan or any offering at any time for any reason. The Plan is anticipated to continue in effect through June 30, 2002.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED PERFORMANCE STOCK
                                  OPTION PLAN

     The Board has adopted, subject to shareholder approval, an amendment to the Company's Amended and Restated Performance Stock Option Plan (the "Stock Option Plan") to increase the maximum aggregate number of Shares issuable upon the exercise of options granted under the Stock Option Plan from 1,500,000 Shares to 2,500,000 Shares.

     The Board believes that the additional Shares available under the Stock Option Plan will enable the Company to continue for the foreseeable future to afford officers, directors and key employees of the Company and its subsidiaries an opportunity to acquire a proprietary interest in the Company, and thus create in those persons an increased interest in and greater concern for the welfare of the Company. The additional Shares will also put the Company in a better position to attract qualified individuals in the future as and when the need to expand its management staff arises.

OPTIONS AVAILABLE UNDER THE STOCK OPTION PLAN

     The maximum aggregate number of Shares that could be purchased upon the exercise of options under the Stock Option Plan is currently 1,500,000. As of the Record Date, options to purchase an aggregate of 1,438,007 Shares have been granted and may be exercised under the Stock Option Plan, leaving 71,273 Shares for future grants. If the proposed amendment to the Stock Option Plan is approved by the requisite vote, the maximum aggregate number of Shares remaining which could be granted will be 1,071,273, or an increase of 1,000,000 Shares.

TEXT OF PROPOSED AMENDMENT

     The Board proposes to amend the first paragraph of Article III of the Stock Option Plan in its entirety to read as follows:

          The total number of shares of capital stock of the Company which may be purchased pursuant to the exercise of the Options granted under the Stock Option Plan shall not exceed, in the aggregate, 2,500,000 shares of the authorized Common Stock, $.001 par value per share, of the Company (the "Shares").

OTHER KEY PROVISIONS OF THE STOCK OPTION PLAN

     Other key provisions of the Stock Option Plan are set forth below.

     General. The purpose of the Stock Option Plan is to promote the growth of the Company by providing performance-based compensation and an effective and efficient means for attracting, retaining and motivating officers, directors and key employees of the Company and its subsidiaries. Options granted under the Stock Option Plan are intended to be incentive stock options under Section 422 of the Code, or non-qualified options that do not meet the requirements for incentive stock options. Unless the context indicates to the contrary, the term "option" used herein shall mean either an incentive stock option or a non-qualified option.

     Eligibility and Participation. Under the Stock Option Plan, options to purchase Shares may be granted from time to time to certain officers, directors and key employees of the Company or any subsidiary thereof.

     Plan Administration. The Stock Option Plan provides for a committee (the "Stock Option Committee") consisting of not less than two members, appointed by the Board, each of whom, to the extent necessary to comply with Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, is a "disinterested person" within the meaning of Rule 16b-3. The Stock Option Committee shall construe and interpret the Stock Option Plan and, subject to the express provisions of the Stock Option Plan, determine the persons to whom options are granted, the number of shares subject to options, when options shall be granted, the exercise price of shares subject to options, the time during which options shall be exercisable and the duration of the exercise period and other terms and provisions thereof. The options granted under the Stock Option Plan will be subject to various service and performance criteria set by the Stock Option Committee. Subject to the provisions of the Stock Option Plan, the Stock Option Committee shall have authority to promulgate, amend and rescind rules and regulations relating to the administration of the Stock Option Plan.

     Terms and Conditions of Options; Payment. Incentive stock options granted under the Stock Option Plan are exercisable for a period of not more than ten
(10) years from the date of the grant. Any non-qualified options granted under the Stock Option Plan are exercisable at such times, in such amounts and during such periods as the Stock Option Committee determines at the date of the grant. If the optionee exercises the option, payment may be made either in cash, certified check or other immediately available funds, with previously issued Shares, valued as of the date of the option exercise, a combination of cash, certified check or other immediately available funds and Shares or any other consideration permitted under applicable law.

     Option Price. The purchase price of each Share issued pursuant to the exercise of an incentive stock option granted under the Stock Option Plan may not be less than 100% of the fair market value per share on the date of the grant. The purchase price of each Share issued pursuant to the exercise of a non-qualified stock option granted under the Stock Option Plan shall be determined by the Stock Option Committee.

     Adjustments; Mergers and Consolidations. The Stock Option Plan provides that in the event of any change in the outstanding Shares through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, an adjustment will be made to each outstanding option granted under the Stock Option Plan such that each such option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the shares subject to such option had the option been exercised in full immediately prior to such change.

     Acceleration of Vesting Provisions. The Stock Option Plan authorizes the Stock Option Committee to accelerate the vesting of an outstanding option upon written notice to the optionholder. An acceleration of the vesting period in accordance with such authority would not affect the expiration date of the option.

     Reduction of Vesting Period. The Stock Option Plan provides that the Stock Option Committee may, in its discretion, reduce the vesting period by the occurrence of certain events as follows: (a) any person becomes the beneficial owner of 25% or more of the total number of the shares of the Company then outstanding; (b) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing, the persons who were directors of the Company just prior to such event cease to constitute a majority of the Board of the Company; (c) the shareholders of the Company approve an agreement providing for either a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all of the assets of the Company; or (d) a tender offer or exchange offer is made for Shares (other than one made by the Company) and Shares are acquired thereunder.

     Cancellation and Regrant of Options. The plan allows the Stock Option Committee to modify, extend or renew outstanding options granted under the Stock Option Plan, or accept the surrender of options outstanding under the Stock Option Plan (to the extent not theretofore exercised), and authorize the granting of a like number of new options under the Stock Option Plan in substitution for the original options, regardless of whether the vesting schedules or exercise prices are the same or different from the original options being surrendered. The granting of new options would be subject to the terms and conditions of and within the limitations of the Stock Option Plan.

     Amendments. The Board may from time to time, insofar as permitted by law, revise or amend the Stock Option Plan in any way, except that no amendments may be made without the approval of the shareholders if such amendments (i) increase the total number of Shares reserved for options under the Stock Option Plan, except as otherwise provided therein, (ii) reduce the exercise price of any option granted under the Stock Option Plan below the price required by Article VI thereof, (iii) modify the provisions of the Stock Option Plan relating to eligibility, or (iv) materially increase the benefits accruing to participants under the Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Under current federal income tax laws, neither the grant nor the exercise of an option that qualifies for treatment as an incentive stock option plan will result in the recognition of income by the optionee. To qualify for treatment as an incentive stock option, the optionee must hold Shares acquired through the exercise of an incentive stock option for at least two years subsequent to its exercise. If an optionee satisfies the holding period requirements, the sale of the shares acquired through the exercise of the incentive stock option will result in long-term capital gain (or loss) to the optionee. If an optionee does not satisfy the holding requirements, the optionee will recognize, at the time of the disposition of the shares, ordinary income equal to the amount by which the lesser of (i) the fair market value of the shares on the date of the exercise and (ii) the fair market value of the shares on the date of disposition exceeds the exercise price of the incentive stock option. Any gain realized in excess of such ordinary income will be either long-term or short-term capital gain depending on the optionee's holding period for the shares.

     In the event an optionee recognizes ordinary income for federal tax purposes in connection with the disposition of shares acquired through exercise of an incentive stock option under the circumstances discussed above, the Company will generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee. No deduction will be allowable by the Company in connection with the issuance of shares upon the exercise thereof if the optionee is not deemed to recognize income at such time.

     A grantee of a non-qualified stock option will not recognize taxable income and the Company will not receive a deduction upon the grant of such option. Upon an optionee's exercise of a non-qualified stock option, (i) the optionee will recognize ordinary income in an amount equal to the difference between the fair market value on the exercise date and the exercise price of the shares; and (ii) the Company will be entitled to a tax deduction in an amount equal to the amount of income realized by the optionee. Following exercise, the optionee will realize gain or loss at disposition in an amount equal to the difference between the disposition price and the basis of the shares.

     The federal tax law is subject to changes in the Code and the regulations promulgated by the Internal Revenue Service, and in court and administrative interpretation.

NEW PLAN BENEFITS

     There is no present plan to grant additional options pursuant to the Stock Option Plan to any particular individuals or entities. The closing sale price of the Shares as quoted on the Nasdaq National Market on March 21, 1997 was $11 3/8.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 3.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid by the Company for each of the last three fiscal years to (i) the Company's Chief Executive Officer and (ii) the Company's other five most highly compensated executive officers whose total annual compensation exceeded $100,000 during 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                         ANNUAL COMPENSATION       ------------
                                                     ---------------------------    SECURITIES
                                                                  OTHER ANNUAL      UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR      SALARY($)   COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
-----------------------------------------  ----      ---------   ---------------   ------------   ---------------
Mr. John E. Urheim,                        1996      $204,000        $15,000(2)        5,100          $ 3,293(1)
  Vice Chairman and CEO                    1995       195,912            -0-           7,308            2,970(1)
                                           1994       183,000         40,180(4)          -0-            2,020(1)
Dr. G. Lee Southard,                       1996      $158,025        $15,000(2)        4,000          $ 4,511(1)
  President and Chief Scientific Officer   1995       153,689            -0-           5,788            4,489(1)
                                           1994       147,000            -0-             -0-            4,620(1)
Dr. J. Steven Garrett                      1996      $156,000        $13,000(2)        3,900          $ 2,118(1)
  Vice President, Dental Clinical          1995(3)    106,304
    Research                                                          35,690(7)       55,769              -0-
Mr. Rees M. Orland,                        1996(6)   $150,000        $35,628(5)        3,800              -0-
  Vice President, Sales & Marketing
Dr. Charles P. Cox,                        1996      $123,000        $13,000(2)        3,100          $ 3,676(1)
  Vice President, New Business             1995       116,637            -0-          19,308            3,220(1)
  Development                              1994       106,000            -0-             -0-            3,185(1)
Dr. Richard L. Dunn,                       1996      $125,804        $10,000(2)        3,200          $ 3,768(1)
  Vice President, Drug Delivery Research   1995       121,054            -0-           4,615            3,450(1)
                                           1994       117,000            -0-             -0-            3,500(1)

---------------

(1) Includes the Company's 50% matching contribution up to 6% of annual compensation under the Company's 401(k) Plan.

(2) Performance bonus.

(3) Dr. Garrett became an officer of the Company in April 1995.

(4) Moving and relocation reimbursement paid to Mr. Urheim.

(5) Mr. Orland received a $10,000 performance bonus and $25,628 in relocation reimbursement.

(6) Mr. Orland joined the Company on January 1, 1996.

(7) Moving and relocation reimbursement paid to Dr. Garrett.

     The foregoing compensation table does not include certain fringe benefits made available on a nondiscriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, the Company makes available certain non-monetary benefits to its executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. The Company considers such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits in the case of the executive officers, which cannot be precisely ascertained but which is less than the lesser of (a) ten percent of the cash compensation paid to each such executive officer or to the group, respectively, or (b) $50,000 or $50,000 times the number of individuals in the group, as the case may be, is not included in such table.

OPTION GRANTS TABLE

     The following table provides information relating to the grant of stock options to the Company's CEO and the Named Executive Officers during the fiscal year ended December 31, 1996 under the Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF
                                                                                                        STOCK PRICE
                                                                                                      APPRECIATION FOR
                                                     INDIVIDUAL GRANTS                                 OPTION TERM(1)
                              ---------------------------------------------------------------      ----------------------
                                NUMBER OF       % OF TOTAL
                               SECURITIES        OPTIONS
                               UNDERLYING       GRANTED TO
                                 OPTIONS       EMPLOYEES IN    EXERCISE OR BASE    EXPIRATION
            NAME              GRANTED(#)(3)    FISCAL YEAR     PRICE ($/SH)(3)        DATE          5% ($)       10% ($)
            ----              -------------    ------------    ----------------    ----------      ---------    ---------
Mr. John E. Urheim                 5,100            .8%             $ 9.63          11/18/06          30,871       78,233
                                 200,000          33.2%             $ 8.50          06/16/03(4)    1,069,121    2,709,362
Dr. G. Lee Southard                7,500           1.2%             $11.63          08/05/06          54,855      139,014
                                   4,000            .7%             $ 9.63          11/18/06          24,212       61,359
                                  10,000           1.7%             $ 9.38          01/04/03(4)       58,990      149,493
Dr. J. Steven Garrett              3,900            .6%             $ 9.63          11/18/06          23,607       59,825
Mr. Rees M. Orland                40,000           6.6%             $ 7.63          01/01/06         191,813      486,091
                                   3,800            .6%             $ 9.63          11/18/06          23,002       58,291
                                   1,120            .2%             $ 6.63          02/12/06           4,666       11,826
Dr. Charles P. Cox                 3,100            .5%             $ 9.63          11/18/06          18,765       47,553
                                  20,000           3.3%             $ 6.75          09/08/02(4)       84,901      215,155
                                   5,000            .8%             $ 7.50          09/01/03(4)       23,584       59,765
                                  11,600           1.9%             $ 5.88          11/22/03(4)       42,896      108,706
Dr. Richard L. Dunn                5,000            .8%             $11.63          08/05/06          36,570       92,676
                                   3,200            .5%             $ 9.63          11/18/06          19,370       49,087
                                   5,000            .8%             $ 7.25          08/03/02(4)       22,797       57,773
                                   6,000           1.0%             $ 7.75          08/02/03(4)       29,244       74,109
                                  13,100           2.2%             $ 5.88          11/22/03(4)       48,442      122,763

---------------

(1) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Vest and become exercisable at the rate of one-third on the first, second and third anniversaries of the grant date.

(3) All options were granted at the fair market value of the Shares on the date of grant based on the closing bid price for the Shares except as noted in
    (4).

(4) Options were regrants from cancellation of incentive options and issuance of non-qualified stock options to extend the option period from 5 years to 10 years and were issued at the same exercise price as the original incentive options.

AGGREGATED OPTION EXERCISE AND FISCAL YEAR-END OPTION TABLE

     The following table provides information relating to the exercise of stock options during the year ended December 31, 1996 by the CEO and each of the Named Executive Officers and the 1996 fiscal year-end value of unexercised options.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                                          VALUE OF
                                                                                       NUMBER OF        UNEXERCISED
                                                                                      UNEXERCISED       IN-THE-MONEY
                                                                                      OPTIONS AT          OPTIONS
                                                                                        FY-END           AT FY-END
                                                                                          (#)              ($)(1)
                                                SHARES ACQUIRED                      -------------    ----------------
                                                  ON EXERCISE      VALUE REALIZED    EXERCISABLE/       EXERCISABLE/
                     NAME                             (#)               ($)          UNEXERCISABLE     UNEXERCISABLE
                     ----                       ---------------    --------------    -------------    ----------------
Mr. John E. Urheim............................         -0-            $   -0-        202,436/9,972     $460,049/25,835
Dr. G. Lee Southard...........................      10,000            $11,250        71,929/15,359    $636,647/$20,399
Dr. J. Steven Garrett.........................         -0-            $   -0-        18,590/41,079    $74,591/$153,565
Mr. Rees M. Orland............................         -0-            $   -0-         4,480/43,800    $18,474/$139,275
Dr. Charles P. Cox............................         -0-            $   -0-        43,036/15,972    $178,008/$54,020
Dr. Richard L. Dunn...........................         -0-            $   -0-        25,638/11,277    $105,634/$16,277

---------------

(1) Market value of underlying Shares is (i) fair market value at December 31, 1996 ($10.75 per share) less the option exercise price, multiplied by (ii) the number of Shares in the money.

EMPLOYMENT AGREEMENTS

     On June 4, 1993, the Company entered into an employment agreement with Mr. Urheim. Pursuant to the terms of the employment agreement, Mr. Urheim's duties are to act as Vice Chairman of the Board and Chief Executive Officer. The employment agreement provides that Mr. Urheim receive a starting annual base salary of $175,000 (which at the discretion of the Board, upon recommendation by the Compensation Committee, may be increased annually). Mr. Urheim's agreement provides for severance pay at full salary and benefits until the earlier of one year from the date of termination or until re-employment; and, for the immediate vesting of all unvested options, in the case of termination other than for cause. Mr. Urheim's base salary was increased to $215,000 effective January 1, 1997.

     On April 17, 1995, the Company entered into an employment agreement with Dr. Garrett. Pursuant to the terms of the agreement, Dr. Garrett's duties are to act as Vice President of Dental Clinical Research. The employment agreement provides that Dr. Garrett will receive a starting annual base salary of $150,000 (which at the discretion of the Board, upon recommendation by the Compensation Committee, may be increased annually). Dr. Garrett's agreement provides for severance pay at full salary and benefits until the earlier of one year from the date of termination or until re-employment; and, for the immediate vesting of all unvested options, in case of termination other than for cause. Dr. Garrett's base salary was increased to $165,000 effective January 1, 1997.

     On January 1, 1996, the Company entered into an employment agreement with Mr. Orland. Pursuant to the terms of the agreement, Mr. Orland's duties are to act as Vice President of Marketing and Sales. The employment agreement provides that Mr. Orland will receive a starting annual base salary of $150,000 (which at the discretion of the Board, upon recommendation by the Compensation Committee, may be increased annually). Mr. Orland's agreement includes severance pay at full salary and benefits until the earlier of nine months from the date of termination or until re-employment; and, for the immediate vesting of all unvested options, in case of termination other than for cause. Mr. Orland's base salary was increased to $160,000 effective January 1, 1997.

COMPENSATION PURSUANT TO PLANS

     Stock Option Plans. The Company has two stock option plans under which options may currently be granted, the Stock Option Plan and the Non-Qualified Stock Option Plan ("NQSOP"). All employees and directors are eligible to receive options under the Stock Option Plan. The Company granted 487,065 options under the Stock Option Plan to directors or executive officers and an aggregate of 9,120 options to two consultants under the NQSOP during the year ended December 31, 1996.

     401(k) Plan. The Company maintains a defined contribution savings plan (the "401(k) Plan") to provide retirement income to employees of the Company, including all executive officers. All employees who are over 21 years of age are eligible to participate in the 401(k) Plan. It is funded by voluntary pre-tax contributions from employees up to a maximum amount equal to 17% of annual compensation and by 50% matching contributions by the Company up to 6% of annual compensation. Employees who have completed one year of service are eligible for the 50% Company match. Participants are fully vested in all pre-tax, after-tax and matching contributions as soon as they are made.

COMPENSATION OF DIRECTORS

     Directors' fees are paid only to non-employee directors for meetings attended at the rate of $1,500 per meeting ($2,000 per meeting attended for the Chairman of the Board), plus reimbursement of the directors' travel expenses relating to attendance at the meeting.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Compensation Committee") of the Board is responsible for establishing compensation policy and administering the compensation programs of the Company's executive officers. The Compensation Committee is currently comprised of three independent outside directors. The Compensation Committee meets at least once a year to review executive compensation policies, design of compensation programs, and individual salaries and awards for the executive officers based on performance criteria.

     Pursuant to the rules regarding disclosure of Company polices concerning executive compensation, this report is submitted by Messrs. Bethune, O'Neil and Campbell in their capacity as members of the Compensation Committee for the year ended December 31, 1996 and addresses the Company's compensation policies as they affected Mr. Urheim, the CEO, and the Company's other executive officers, including the Named Executive Officers.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Company applies a consistent philosophy to compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

     The goals of the executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Company and generally consists of two compensation elements: cash and equity. The process used by the Compensation Committee in determining executive officer compensation levels for each of these components takes into account both qualitative and quantitative factors. Among the factors considered by the Compensation Committee are the recommendations of the CEO with respect to the compensation of the Company's other key executive officers. However, the Compensation Committee makes the final compensation decisions concerning such officers.

     In making compensation decisions, the Compensation Committee considers compensation practices and financial performance of the Peer Group (as defined below). This information provides guidance to the Compensation Committee, but the Compensation Committee does not target total executive compensation or any component thereof to any particular point within, or outside, the range of Peer Group results. However, the Compensation Committee believes that compensation at or near the weighted average of the Peer Group for base salaries is generally appropriate for the Compensation Committee to use as a guideline for compensation decisions. The specified weighted averages are considered on both an absolute basis and a size-adjusted basis (i.e., reflecting compensation levels that are commensurate with the Company's size relative to the sizes of the Peer Group companies). Specific compensation for individual executive officers will vary from these levels as the result of other factors considered by the Compensation Committee unrelated to compensation practices of the Peer Group.

     The Peer Group is comprised of biotech and pharmaceutical companies that are among those entities who participate in an annual biotechnological survey (the "Survey") conducted by Radford Associates in conjunction with Alexander & Alexander Consulting Group. The 1996 Survey included information on 292 public and private companies of varying size. Approximately 30% of these companies are included in the performance peer group (i.e., the companies covered by the Nasdaq Pharmaceutical Index) used for the shareholder return performance graph set forth below.

     The Compensation Committee does not believe that Internal Revenue Code
Section 162(m), which denies a deduction for compensation payments in excess of $1,000,000 to the CEO or a Named Executive Officer, is likely to be applicable to the Company in the near future but will reconsider the implication of Section 162(m) if and when it appears that the section may become applicable.

COMPENSATION ELEMENTS

     For the year ended December 31, 1996 the Company's executive compensation program included a base salary, performance bonus, and grants of stock options.

     Base Salary. Salaries for executive officers are determined by evaluating subjectively the responsibilities of the position held and the experience and performance of the individual and comparing base salaries for comparable positions at Peer Group entities. Subject to an executive officer's individual performance, the Compensation Committee sets salaries at or about the median as reflected by such information. The Compensation Committee believes that such salaries were competitive within a range that the Compensation Committee believes to be reasonable and necessary to accomplish the Company's compensation objectives.

     In determining the base salaries for 1997, the Peer Group data was reviewed with the CEO for each executive position. In addition, the responsibility level of each position was reviewed, together with the executive officer's individual performance for the prior year and objectives for the current year. In addition, the Company's performance was compared to objectives for the prior year and performance targets for the current year. Based on these criteria, the CEO recommended to the Compensation Committee a percentage range increase to the base salary for the current year for each executive level position.

     In determining the CEO's base salary for 1997, the Compensation Committee reviewed Peer Group data from the Survey concerning the salary of chief executive officers at companies of similar size and in a similar industry. In addition the Compensation Committee reviewed the CEO's performance during the previous year.

     Performance Bonus. The Compensation Committee awarded a bonus for the members of the executive management group based on the numerous corporate goals which were met during the 1996 calendar year. Peer Group data indicated that over 70% of companies use a bonus plan to compensate executive level management in addition to base salary and stock options.

     Stock Options. The long-term incentive component of the CEO's and the executive officers' compensation is stock options. The Company believes that providing executive officers with opportunities to acquire significant equity positions in the Company and thus, the opportunity to share in its growth and prosperity, through the grant of stock options will enable the Company to attract and retain qualified and experienced executive officers. Stock options represent a valuable portion of the compensation program for the Company's executive officers. The exercise price of stock options is the fair market value of the Company's Shares on the date of the grant based on the closing bid price of the Company's Shares on the date of grant, and will only provide a benefit if the value of the Company's Shares increases. Grants of stock options to executive officers are made by the Compensation Committee upon the recommendation of the CEO and are based upon a percentage of each executive officer's annualized salary, an evaluation of the executive officer's past and expected future performance, the number of outstanding and previously granted options, and discussions with the executive officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 1996, the members of the Compensation Committee were David R. Bethune, William C. O'Neil, Jr. and H. Stuart Campbell. No member of the Compensation Committee was previously an officer or an employee of the Company or any of its subsidiaries.

                                            COMPENSATION COMMITTEE

                                            David R. Bethune, Chairman
                                            William C. O'Neil, Jr.
                                            H. Stuart Campbell

                               PERFORMANCE GRAPH

     The graph and table below compare the total shareholder returns (assuming reinvestment of dividends) of the Shares, the Nasdaq Pharmaceutical Index and the Nasdaq Index. The graph assumes $100 invested on September 30, 1991 in the Shares and each of the indices. The stock price performance shown on the graph below is not necessarily indicative of the future price performance.

        MEASUREMENT PERIOD                                  NASDAQ
      (FISCAL YEAR COVERED)           COMPANY INDEX     PHARMACEUTICAL      NASDAQ TOTAL
9/30/91                                        100.00             100.00             100.00
9/30/92                                         43.28              84.92             112.07
9/30/93                                         39.55              84.99             146.79
12/31/94                                        34.33              69.32             146.30
12/31/95                                        46.27             126.83             206.90
12/31/96                                        64.18             126.97             254.50

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE PRECEDING REPORT OF THE COMPENSATION COMMITTEE AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                                 PROPOSAL NO. 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board, upon the recommendation of the Audit Committee, has selected Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1997. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

     Although it is not required to do so, the Board is submitting its selection of the Company's independent auditors for ratification by the Shareholders at the Meeting in order to ascertain the views of shareholders regarding such selection. A majority of the votes cast at the Meeting, if a quorum is present, will be sufficient to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997. Whether the proposal is approved or defeated, the Board may reconsider its selection.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 4.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of outstanding Shares as of the Record Date, by (i) each person who is known by the Company to own beneficially five percent or more of the outstanding Shares, (ii) each director of the Company, (iii) the CEO and each Named Executive Officer, and (iv) all directors and executive officers as a group.

                                                                 SHARES       PERCENT
                                                              BENEFICIALLY      OF
                            NAME                                OWNED(1)       CLASS
                            ----                              ------------    -------
Mr. David R. Bethune........................................       8,000        *
Mr. H. Stuart Campbell......................................       4,114        *
Dr. D. Walter Cohen.........................................      20,018        *
Dr. Charles P. Cox..........................................      48,036        *
Dr. Richard L. Dunn.........................................      97,754        *
Dr. J. Steven Garrett.......................................      37,256        *
Dr. Jere E. Goyan...........................................      67,583        *
Dr. R. Bruce Merrifield.....................................      64,000        *
Mr. C. Rodney O'Connor .....................................      77,000        *
Mr. William C. O'Neil, Jr...................................      91,088        *
Mr. Rees M. Orland..........................................      20,813        *
Dr. G. Lee Southard.........................................     318,659       2.75%
Mr. John E. Urheim..........................................     220,436       1.90%
All executive officers and directors as a group (16
  persons)..................................................   1,104,072       9.53%

---------------

 *  Less than 1%

(1) Shares are considered beneficially owned, for purposes of this table, only if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated. The foregoing share amounts include the following number of Shares of the Company's common stock which may be acquired pursuant to stock options exercisable within 60 days of the Record Date: Mr. Urheim, 202,436 Shares; Dr. Southard, 71,929 Shares; Mr. O'Neil, Jr., 15,000 Shares; Mr. Bethune, 8,000 Shares; Dr. Cohen, 8,000 Shares; Dr. Dunn, 25,638 Shares; Dr. Cox, 48,036 Shares; Dr. Garrett, 35,256 Shares; Mr. Orland, 17,813 Shares; and all executive officers and directors as a group, 468,923 Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with
(i) the Securities and Exchange Commission, (ii) the NASD, and (iii) the
Company.

     Based solely on its review of Section 16(a) forms received by it and written representations that no other reports were required, the Company believes that, during the last fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and ten-percent beneficial owners, were complied with, except as follows: on one occasion each of Messrs. Bethune and Campbell, and Drs. Goyan and Merrifield was inadvertently late in reporting a transaction on Form 4; on two occasions each of Messrs. Duncan, O'Connor, O'Neil and Richmond and Dr. Cox was inadvertently late in reporting transactions on Form 4 and Form 5; on three occasions, each of Dr. Dunn and Ms. Gazdeck was inadvertently late in reporting transactions on Form 4 and Form 5; on four occasions each of Dr. Garrett and Messrs. Orland and Urheim was inadvertently late in reporting transactions on Form 4 and Form 5; and on five occasions, Dr. Southard was inadvertently late in reporting transactions on Form 4 and Form 5.

                            SOLICITATION OF PROXIES

     This solicitation is being made by mail on behalf of the Board, but may also be made without additional remuneration by officers or employees of the Company by telephone, telegraph, facsimile transmission or personal interview. The expense of the preparation, printing and mailing of the enclosed form of Proxy, Notice of Annual Meeting and this Proxy Statement and any additional material relating to the Meeting which may be furnished to shareholders by the Board subsequent to the furnishing of this Proxy Statement has been or will be borne by the Company. The Company will reimburse banks and brokers who hold Shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the Proxy materials to those persons for whom they hold such Shares. To obtain the necessary representation of shareholders at the Meeting, supplementary solicitations may be made by mail, telephone or interview by officers of the Company or selected securities dealers. It is anticipated that the cost of such supplementary solicitations, if any, will not be material.

                                 ANNUAL REPORT

     The Annual Report of the Company for 1996 has been mailed to shareholders along with this Proxy Statement. THE COMPANY WILL, UPON WRITTEN REQUEST AND WITHOUT CHARGE, PROVIDE TO ANY PERSON SOLICITED HEREUNDER A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Requests should be addressed to Investor Relations, 2579 Midpoint Drive, Fort Collins, Colorado 80525.

                                 OTHER MATTERS

     The Company is not aware of any business to be presented for consideration at the Meeting, other than those specified in the Notice of Annual Meeting. If any other matters are properly presented at the Meeting, it is the intention of the persons named in the enclosed Proxy to vote in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

     Any Shareholder who intends to submit a proposal at the Annual Meeting of Shareholders for the year ended 1997 and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to the Company for consideration no later than November 25, 1997. Such proposal should be sent to the Corporate Secretary of the Company at 2579 Midpoint Drive, Fort Collins, Colorado 80525.

                      NOTICE TO BANKS, BROKER-DEALERS AND
                       VOTING TRUSTEES AND THEIR NOMINEES

     Please advise the Company whether other persons are the beneficial owners of the Shares for which proxies are being solicited from you, and, if so, the number of copies of this Proxy Statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the Shares.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP THE COMPANY AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                            By Order of the Board of Directors

                                            /s/ JOHN E. URHEIM
                                            John E. Urheim
                                            Vice Chairman and
                                            Chief Executive Officer

Fort Collins, Colorado
March 27, 1997

                            ATRIX LABORATORIES, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

     Atrix Laboratories, Inc., a Delaware corporation, hereby adopts this Atrix Laboratories, Inc. 1997 Employee Stock Purchase Plan (the "Plan"') as of the Effective Date. The purposes of this Plan are as follows:

          (1) To assist employees of the Company and its Participating Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

          (2) To help employees provide for their future security and to encourage them to remain in the employment of the Company and its Participating Subsidiaries.

1. DEFINITIONS.

     Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless the context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

          (a) "Code" means the Internal Revenue Code of 1986, as amended.

          (b) "Committee" means the committee appointed to administer the Plan pursuant to paragraph 10.

          (c) "Company" means Atrix Laboratories, Inc., a Delaware corporation.

          (d) "Dates of Exercise" means the dates as of which an Option is exercised and the Stock subject to that Option is purchased. With respect to any Option, the Dates of Exercise are the last day of each month on which Stock is traded on the Nasdaq National Market, or such other exchange on which the Stock is listed, during the Option Period in which that Option was granted.

          (e) "Date of Grant" means the date as of which an Option is granted, as set forth in paragraph 3(a).

          (f) "Eligible Compensation" means total cash compensation received from the Company or a Participating Subsidiary as regular compensation during an Option Period. By way of illustration, and not by way of limitation, Eligible Compensation includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions, and incentive compensation, but excludes relocation expense reimbursements, foreign service premiums, tuition or other reimbursements, income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Participating Subsidiary.

          (g) "Effective Date" means March 20, 1997.

          (h) "Eligible Employee" means any employee of the Company or a Participating Subsidiary who meets the following criteria:

             (1) the employee does not, immediately after the Option is granted, own (within the meaning of Section 423(b)(3) and 424(d) of the Code) stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of a Subsidiary;

             (2) the employee has completed six months of employment for the Company or a Subsidiary; and

             (3) the employee's customary employment is 20 hours or more a week.

          (i) "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

          (j) "Option Period" means with respect to any Option the period beginning upon the Date of Grant and ending on the March 31, June 30, September 31 or December 31 immediately following the Date of Grant, whichever is earlier, or ending on such other date as the Committee shall determine. No Option Period may exceed 5 years from the Date of Grant.

          (k) "Option Price" with respect to any Option has the meaning set forth in paragraph 4(b).

          (l) "Participant" means an Eligible Employee who has complied with the provisions of paragraph 3(b).

          (m) "Participating Subsidiary" means any present or future Subsidiary that the Committee designates to be eligible to participate in the Plan, and that elects to participate in the Plan.

          (n) "Periodic Deposit Account" means the account established and maintained by the Company to which shall be credited pursuant to Section 3(c) amounts received from Participants for the purchase of Stock under the Plan.

          (o) "Plan" means this Atrix Laboratories, Inc. 1997 Employee Stock Purchase Plan.

          (p) "Plan Year" means the calendar year.

          (q) "Stock" means shares of common stock, par value $.001 per share, of the Company.

          (r) "Stock Purchase Account" means the account established and maintained by the Company to which shall be credited pursuant to Section 4(c) Stock purchased upon exercise of an Option under the Plan.

          (s) "Subsidiary" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company, if at the time of the granting of the Option, each of the corporations, other than the last corporation, in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2. STOCK SUBJECT TO PLAN.

     Subject to the provisions of paragraph 8 (relating to adjustment upon changes in the Stock), the Stock which may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 300,000 shares, and may be newly issued shares or treasury shares or shares bought in the market, or otherwise, for purposes of the Plan.

3. GRANT OF OPTIONS.

          (a) General Statement. The Company may grant Options under the Plan to all Eligible Employees on January 1, April 1, July 1 and/or October 1 of each Plan Year or on such other date as the Committee shall designate. The term of each Option shall end on the last day of the Option Period with respect to which the Option is granted. With respect to each Offering Period, each Eligible Employee shall be granted an Option, on the Date of Grant, for as many full and fractional shares of Stock as the Eligible Employee may purchase with up to 10% of the Compensation he or she receives during the Option Period (or during any portion of the Option Period as the Eligible Employee may elect to participate).

          (b) Election to Participate. Each Eligible Employee who elects to participate in the Plan shall communicate to the Company, in accordance with procedures established by the Committee, an election to participate in the Plan whereby the Eligible Employee designates a stated whole percentage equaling at least 1%, but no more than 10%, of his or her Eligible Compensation during the Option Period to be deposited periodically in his or her Periodic Deposit Account under subparagraph (c). The cumulative amount deposited in the Periodic Deposit Account during a Plan Year with respect to any Eligible Employee may not exceed the limitation stated in subparagraph (d). A Participant's election to participate in the Plan shall continue in effect during the current and subsequent Option Periods until changed pursuant to subparagraph 3(c).

          (c) Periodic Deposit Accounts. The Company shall maintain a Periodic Deposit Account for each Participant and shall credit to that account in U.S. dollars all amounts received under the Plan from the Participant. No interest will be paid to any Participant or credited to his or her Periodic Deposit Account under the Plan with respect to such funds. All amounts credited to a Participant's Periodic Deposit Account shall be used to purchase Stock under subparagraph 4(c) and no portion of a Participant's Periodic Deposit Account shall be refunded to him or her.

          Credits to an Eligible Employee's Periodic Deposit Account shall be made by payroll deduction or by other alternate payment arrangements, in accordance with rules and procedures established by the Committee. An Eligible Employee may increase, decrease or eliminate the periodic credits to his or her Periodic Deposit Account for future periods by filing a new election amount at any time during an Option Period. The change shall become effective in accordance with the Committee's rules and procedures as soon as practicable after the Company receives the election, but the change will not affect the amounts deposited with respect to Eligible Compensation sooner than the Eligible Compensation payable with respect to the next pay period after the Company receives the authorization.

          (d) $25,000 Limitation. No Eligible Employee shall be permitted to purchase Stock under the Plan or under any other employee stock purchase plan of the Company or of any Subsidiary which is intended to qualify under
     Section 423 of the Code, at a rate which exceeds $25,000 in fair market value of Stock (determined at the time the Option is granted) for each calendar year in which any such Option granted to such Participant is outstanding at any time.

4. EXERCISE OF OPTIONS.

          (a) General Statement. On each Date of Exercise, the entire Periodic Deposit Account of each Participant shall be used to purchase at the Option Price whole and/or fractional shares of Stock subject to the Option. Each Participant automatically and without any act on his or her part will be deemed to have exercised his or her Option on each such Date of Exercise to the extent that the amounts then credited to the Participant's Periodic Deposit Account under the Plan are used to purchase Stock.

          (b) Option Price Defined. The Option Price per share of Stock to be paid by each Participant on each exercise of his or her Option shall be an amount in U.S. dollars equal to 85% of the fair market value of a share of Stock as of the applicable Date of Exercise. The fair market value of a share of Stock as of an applicable Date of Exercise shall be the average of the high and low price of a share of Stock on the Nasdaq National Market, or such other exchange on which the Stock is listed, on such date.

          (c) Stock Purchase Accounts; Stock Certificates. The Company shall maintain a Stock Purchase Account for each Participant to reflect the Stock purchased under the Plan by the Participant. Upon exercise of an Option by a Participant pursuant to subparagraph 4(a), the Company shall credit to the Participant's Stock Purchase Account the whole or fractional shares of Stock purchased at that time.

     Except as provided in paragraph 5, certificates with respect to Stock credited to a Participant's Stock Purchase Account shall be issued only on request by the Participant for a distribution of whole shares or when necessary to comply with the transaction requirements outside the United States. Upon issuance of such a Stock certificate to a Participant, the Participant's Stock Purchase Account shall be adjusted to reflect the number of shares of Stock distributed to the Participant.

5. RIGHTS ON RETIREMENT, DEATH, TERMINATION OF EMPLOYMENT.

     If a Participant retires, dies, or otherwise terminates employment, or if the corporation that employs a participant ceases to be a Participating Subsidiary, then to the extent practicable, no further amounts shall be credited to the Participant's Periodic Deposit Account from any pay due and owing with respect to the Participant after such retirement, death, or other termination of employment. All amounts credited to such a Participant's Periodic Deposit Account shall be used on the next Date of Exercise in that Option Period to purchase Stock under paragraph 4. Such a Participant's Stock Purchase Account shall be terminated, and

Stock certificates with respect to whole shares of Stock and cash with respect to fractional shares of Stock shall be distributed as soon as practicable after such Date of Exercise.

     Notwithstanding anything in this Plan to the contrary and except to the extent permitted under Section 423(a) of the Code, a Participant's Option shall not be exercisable more than three months after the Participant retires or otherwise ceases to be employed by the Company or a Participating Subsidiary, including as a result of the corporation ceasing to be a Participating Subsidiary.

6. RESTRICTION UPON ASSIGNMENT.

     An Option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant. The Company will not recognize and shall be under no duty to recognize any assignment or purported assignment by a Participant, other than by will or the laws of descent and distribution, of the Participant's interest in the Plan or of his or her Option or of any rights under his or her Option.

7. NO RIGHTS OF SHAREHOLDER UNTIL EXERCISE OF OPTION.

     A Participant shall not be deemed to be a shareholder of the Company, nor have any rights or privileges of a shareholder, with respect to the number of shares of Stock subject to an Option. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the Participant's Option is exercised pursuant to paragraph 4(a) and the Stock purchased by the Participant at that time has been credited to the Participant's Stock Purchase Account.

8. CHANGES IN THE STOCK; ADJUSTMENTS OF AN OPTION.

     If, while any Options are outstanding, the outstanding shares of Stock have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company, or there has been any other change in the capitalization of the Company, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, spinoff or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding Options and to the Option Exercise Price or prices applicable to such outstanding Options, including, if the Committee deems appropriate, the substitution of similar options to purchase shares of another company (with such other company's consent). In addition, in any such event, the number and/or kind of shares which may be offered in the Options shall also be proportionately adjusted. No adjustments to outstanding Options shall be made for dividends paid in the form of stock.

9. USE OF FUNDS; REPURCHASE OF STOCK.

     All funds received or held by the Company under the Plan will be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. The Company shall not be required to repurchase from any Eligible Employee shares of Stock which such Eligible Employee acquires under the Plan.

10. ADMINISTRATION BY COMMITTEE.

          (a) Appointment of Committee. The board of directors of the Company, or its delegate, shall appoint a Committee, which shall be composed of one or more members, to administer the Plan on behalf of the Company. Each member of the Committee shall serve for a term commencing on the date specified by the board of directors of the Company, or its delegate, and continuing until he or she dies or resigns or is removed from office by such board of directors, or its delegate.

          (b) Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to:

             (1) determine when the initial and subsequent Option Periods will commence;

             (2) interpret the Plan and the Options;

             (3) adopt such rules for the administration, interpretation, and application of the Plan as are consistent with the Plan and Section 423 of the Code; and

             (4) interpret, amend, or revoke any such rules.

     In its absolute discretion, the Board of Directors of the Company may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. The Committee may delegate any of its responsibilities under the Plan by designating in writing other persons who carry out any or all of such responsibilities.

          (c) Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

          (d) Compensation; Professional Assistance; Good Faith Actions. Each member of the Committee who is an employee of the Company or a Subsidiary shall receive no additional compensation for his or her services under the Plan. Each Committee member who is not an employee of the Company or a Subsidiary shall receive such compensation for his or her services under the Plan as may be determined by the Board of Directors of the Company, or its delegate. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

11. NO RIGHTS AS AN EMPLOYEE.

     Nothing in the Plan nor any Option shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary or to affect the right of the Company and Subsidiaries to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause, to the extent otherwise permitted under law.

12. TERM OF PLAN.

     No Option may be granted during any period of suspension of the Plan or after termination of the Plan, and in no event may any Option be granted under the Plan after five years from the commencement of the initial Option Period.

13. AMENDMENT OF THE PLAN.

     The Board of Directors of the Company, or its delegate, may amend, suspend, or terminate the Plan at any time; provided that approval by the vote of the holders of more than 50% of the outstanding shares of the Stock entitled to vote shall be required to amend the Plan to reduce the Exercise Price or increase the number of shares of Stock reserved for the Options under the Plan.

14. EFFECT UPON OTHER PLANS.

     The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary, except to the extent required by law. Nothing in this Plan shall be construed to limit the right of the Company or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

15. NOTICES.

     Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of the Committee and any notice to be given to the Eligible Employee shall be addressed to the Eligible Employee at his or her last address as reflected in the Company's records. By a notice given pursuant to this paragraph, either party may hereafter designate a different address for notices to be given to it or the Eligible Employee. Any notice which is required to be given to the Eligible Employee shall, if the Eligible Employee is then deceased, be given to the Eligible Employee's personal representative if such representative has previously informed the Company of his or her status and address by written notice under this paragraph. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office, branch post office, or other depository regularly maintained by the United States Postal Services.

16. TITLES.

     Titles are provided herein for convenience only and are not no serve as a basis for interpretation or construction of the Plan.

--------------------------------------------------------------------------------

PROXY                       ATRIX LABORATORIES, INC.

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 27, 1997

    The undersigned shareholder of Atrix Laboratories, Inc., a Delaware corporation (the "Company") hereby constitutes and appoints Laurie Friehauf and Brian G. Richmond, and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to vote, as designated below, according to the number of shares of the Company's $.001 par value common stock held of record by the undersigned on March 21, 1997, and as fully as the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado on April 27, 1997 at 6:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY AND FOR EACH OTHER PROPOSAL.

1. Proposal to elect the following nominees to the Board of
   Directors:
             [ ]  FOR all nominees listed below                                [ ]  WITHHOLD AUTHORITY
                  (except as marked to the contrary below)                          to vote all nominees listed below

 Mr. John E. Urheim    Dr. D. Walter Cohen    Dr. Jere E. Goyan    Dr. R. Bruce
                                   Merrifield

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:)

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2. Proposal to approve the Company's 1997 Employee Stock Purchase Plan:
              [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

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

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3. Proposal to approve an amendment to the Company's Amended and Restated
   Performance Stock Option Plan:
              [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

4. Proposal for ratification of selection of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997:
              [ ] FOR            [ ] AGAINST            [ ] ABSTAIN
5. In the discretion of such proxies, upon such other business as may properly come before the Meeting or any and all postponements, continuations or adjournments thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated March 27, 1997 and the Proxy Statement furnished therewith.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate.

                                                 Dated  , 1997

                                                      Authorized Signature

                                                              Title

                                                      Authorized Signature

                                                              Title

                                                 Please mark boxes [X] in ink.
                                                 Sign, date and return this
                                                 Proxy Card promptly using the
                                                 enclosed envelope.

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